EXHIBIT 99.1

Former President of Olive Garden Joins IZEA Board of Directors
John Caron brings 27 years of Fortune 500 Brand Experience to Company

Orlando, Florida (April 13, 2015) - IZEA, Inc. (OTCQB: IZEA), operator of the premiere online marketplace that connects brands with influential content creators, announced the addition of John H. Caron to the company’s Board of Directors. Mr. Caron served as the President of Olive Garden and was a member of Darden Restaurants’ (NYSE: DRI) Executive and Operating Teams. At Olive Garden he led a company with more than 820 restaurants, 90,000 employees and $3.7 billion in annual sales.

Mr. Caron has 27 years of marketing experience in the consumer packaged goods and restaurant industries and has served in numerous senior marketing leadership roles including Senior Vice President and Chief Marketing Officer at Darden. He joined Darden Restaurants as Olive Garden’s Executive Vice President of Marketing in April 2003. During his tenure he oversaw the successful launch of a national Hispanic advertising campaign, the first for a casual dining brand, developed and implemented Olive Garden’s first digital media strategy (the first in the category) and delivered relevant new promotions and advertising campaigns, all leading to sustained results that far outpaced the casual dining industry.

Before joining Darden Restaurants, Mr. Caron served as Vice President and General Manager of Lipton Beverages for Unilever Bestfoods North America. His 17-year tenure with Unilever also included leadership roles for a variety of food businesses including the +$600 million sauce portfolio (Ragu and Five Brothers) and international assignments in Canada and Germany leading the company’s portfolio of margarine brands.

“John joined IZEA’s strategic advisory board in 2013 and has been an incredible asset to the company,” said Ted Murphy, IZEA’s Chairman and Chief Executive Officer. “We are thrilled to have him devote more time to IZEA and leverage his experience as the company heads into an exciting period of growth and opportunity.”

Mr. Caron is currently an Independent Director on the board of Thrive Frozen Nutrition (http://thriveicecream.com/),on the Strategic Advisory Board for Kairos (http://kairos.io/) and is also a board member for venVelo (http://www.venvelo.org/) a Central Florida early-stage venture fund.

In addition, Mr. Caron is active in the Central Florida community having been appointed by the Mayor of Winter Park to the Economic Development Advisory Board and the City’s Visioning Steering Committee. He is a member of Entrepreneurs in Action - an initiative of the Central Florida Foundation (http://cffound.org/) which helps in the design and implementation of non-traditional social enterprise and nonprofit business strategies; an Advisory Board member for the Rosen College of Hospitality Management (University of Central Florida) and serves as President of the Winter Park Racquet Club.

“I have had the pleasure of working with the IZEA management team over the past few years and witnessed an incredible transformation of the company and the industry” said Caron. “I look forward to becoming more deeply involved and helping the team continue to lead the space.”

Mr. Caron received a Bachelor’s degree in Political Science from The Colorado College and a Master’s degree in American Politics from New York University School of Politics. Mr. Caron earned an MBA in Marketing from New York University School of Business.

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's bookings. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

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IZEA Investor Relations:

Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

IZEA Media Relations:

Brent Diggins
Allison & Partners
(480) 516-2035
brent@allisonpr.com